Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

October 14, 2005
Avnet, Inc. Announces Amended and Restated Credit Facility
Facility Size Increased To $500 Million and Term Extended To Five Years
Phoenix, Arizona — Avnet, Inc. (“Avnet”) (NYSE:AVT) today announced that it has amended and restated its existing credit facility to both increase the size of the facility and extend the term. The amended and restated credit facility is a five-year $500 million unsecured revolving credit facility with a $50 million accordion feature allowing Avnet to increase its borrowing capacity to up to $550 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. The amendment and restatement extends the maturity date from June 7, 2007 to October 13, 2010 and also immediately increases Avnet’s borrowing capacity from $350 million to $500 million.
Bank of America, N.A. will act as administrative agent, swing line lender and letter of credit issuer; Banc of America Securities LLC acted as joint lead arranger and sole book manager; ABN AMRO Incorporated acted as Joint Lead Arranger, and Credit Suisse First Boston, the Bank of Nova Scotia and BNP Paribas acted as co-documentation agents. A total of 17 lenders participated in the facility.
“We appreciate the continued commitment from our long-term banking partners and are pleased to welcome new lenders into our bank group,” stated Raymond Sadowski, Avnet’s chief financial officer. “There was significant demand for participation in the facility and this strong sponsorship demonstrates confidence by the financial community in Avnet’s future and its solid financial condition.”
Mr. Sadowski continued, “This new credit facility, the recent $250 million 6% Senior Notes offering, the recent increase in our Accounts Receivable Securitization program to $450 million and the debt reductions accomplished over the last several years have significantly improved the Company’s balance sheet and strengthened its liquidity. As a result, Avnet is well positioned to finance future growth.”
About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. For fiscal year ended, July 2, 2005, Avnet and Memec (acquired by Avnet on July 5, 2005) generated combined revenue in excess of $13 billion in the past year through sales in approximately 70 countries.

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com

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